UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 8, 2010

Eastman Kodak Company
(Exact name of registrant as specified in its charter)

New Jersey	1-87	16-0417150

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

343 State Street,
Rochester, New York 14650
(Address of Principal Executive Office) (Zip Code)

Registrant's telephone number, including area code:   (585) 724-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c)under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01  Other Events.

On January 8, 2010, Eastman Kodak Company ("Kodak") and Samsung Electronics Company, Ltd., Samsung Electronics America, Inc.,  Samsung Telecommunications America, LLC, and Samsung Electronics GmbH (hereinafter collectively referred to as "Samsung") executed a settlement agreement relating to their outstanding patent infringement disputes (the “Settlement Agreement”).  Pursuant to the Settlement Agreement, the parties filed joint motions to terminate the respective patent infringement proceedings pending before the U.S. International Trade Commission and, subject to the satisfaction of certain conditions, will file dismissals in the patent infringement disputes pending between the parties in the U.S. Federal District Court for the Western District of New York and in the German courts.

On November 17, 2008, Kodak filed a complaint with the U.S. International Trade Commission (“ITC”) against Samsung Electronics Co., Ltd., Samsung Electronics America Inc., and Samsung Telecommunications America LLC for infringement of patents related to digital camera technology.  A hearing before the ITC was concluded on October 16, 2009 and an Initial Decision was issued by the Administrative Law Judge on December 17, 2009, finding Kodak’s asserted patents valid, enforceable, and infringed.  Kodak requested a limited exclusion order preventing importation of infringing devices, including certain mobile telephones and wireless communication devices featuring digital cameras.  On December 23, 2009, the Administrative Law Judge issued a determination recommending that the ITC enter a limited exclusion order excluding Samsung's infringing products from entry into the United States and a cease and desist order to prevent the sale and distribution of Samsung's infringing products in the United States.

On February 17, 2009, Samsung Electronics Company Ltd. and Samsung Electronics America Inc. filed a complaint with the ITC against Kodak for infringement of certain of their patents alleged to be related to digital camera technology.  The hearing before the ITC was concluded on October 1, 2009.  Samsung is seeking a limited exclusion order preventing importation of devices found to infringe the asserted patents.

On November 17, 2008, Kodak filed a complaint against Samsung Electronics Company Ltd., Samsung Electronics America Inc., and Samsung Telecommunications America, LLC in Federal District Court in Rochester, New York, for infringement of patents related to digital camera technology (the “WDNY Litigation”).  The Company is seeking unspecified damages and other relief.

On November 17, 2008, Kodak commenced a lawsuit in Landgericht Düsseldorf, Germany against Samsung Electronics GmbH for infringement of a patent related to digital camera technology (the “Kodak German Action”).  The Company is seeking unspecified damages and other relief.  On April 30, 2009, Samsung Electronics GmbH commenced a nullity action in the Federal Patent Court in Munich, Germany seeking to invalidate the Kodak patent asserted against Samsung in the Kodak German Action (the “Samsung German Nullity Action”).

No monetary consideration was paid under the Settlement Agreement.  Pursuant to the Settlement Agreement, Kodak and Samsung agreed to file joint requests that the ITC terminate its proceedings pursuant to the complaints filed by Kodak and Samsung against each other.  Subject to the satisfaction of certain conditions, Kodak and Samsung also agreed to file necessary dismissals in the WDNY Litigation, the Kodak German Action and the Samsung German Nullity Action.

Separately, Kodak and Samsung have entered into an agreement that includes a technology cross license which is royalty bearing to Kodak (the “Cross License”).  Kodak received a non-refundable payment from Samsung in December 2009 that has been credited toward Samsung’s royalty obligation.  The Cross License is referenced in the press release attached to this document as Exhibit (99.1).

The Settlement Agreement and the Cross License become effective upon approval by the International Trade Commission of the joint request for termination of Kodak’s ITC action against Samsung referred to above.

ITEM 9.01  Financial Statements and Exhibits.

(d)  Exhibits

(99.1)	Press release issued by Eastman Kodak Company on January 11, 2010, relating to the entry into a technology cross license with Samsung.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTMAN KODAK COMPANY

By:   /s/ Joyce P. Haag

Joyce P. Haag
General Counsel

Date:  January 11, 2010

EASTMAN KODAK COMPANY
INDEX TO EXHIBITS

Exhibit No.

(99.1)	Press release issued by Eastman Kodak Company on January 11, 2010, relating to the entry into a technology cross license with Samsung.